NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE*
STATED SECURITIES

Cboe BZX Exchange, Inc. hereby notifies the SEC of its intention to remove* the entire class of the stated securities from listing and registration on* the Exchange at the opening of business on April 5, 2024, pursuant to* the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was* redeemed or paid at maturity or retirement on March 22, 2024.

The Exchange also notifies the Securities and Exchange Commission that as a* result of the above indicated conditions this security was suspended from* trading on March 14, 2024.